                                                                   EXHIBIT 17(f)

                           CURRENT INCOME SHARES, INC.


                                  ANNUAL REPORT










                               For the Year Ended
                                December 31, 2000

                           CURRENT INCOME SHARES, INC.


February 8, 2001

Dear Shareholders:

We are pleased to report your company's financial results for the 12-month period ending December 31, 2000. Current Income Shares invests primarily in fixed-income investments with an objective seeking a high level of income for our shareholders. During the year, we paid total dividends of $0.825 per share, consisting of quarterly dividends per share of $0.20, $0.20, $0.21 and $0.215. The net asset value per share at December 31, 2000 was $12.32, up from $12.23 at December 31, 1999. Including dividends, the total investment return for Current Income Shares based on net asset value was 7.81% for the year. The total return based on market value was 20.44%.

In early 2000, the world looked quite different than it does today. The U.S. Gross Domestic Product was advancing at 7% annual rate in the second half of 1999 and about 5% in the first half of 2000. Unemployment was at a 29-year low. The Federal Reserve Board, concerned about a runaway economy, was increasing interest rates. By the time the Fed was done in May of 2000, short-term rates had risen from 4.75% in mid-1999 to 6.50%.

Largely as a result, the U.S. economy slowed to 2.2% in the third quarter of 2000. In addition, oil and natural gas prices soared during 2000, while the stock market, a source of consumer spending power, generated negative returns, further burdening the economy. By the end of 2000, economic growth had decelerated abruptly to the point where the Fed, in early January, made an unusual decision to cut interest rates by 0.50% before its regularly scheduled meeting on January 31, 2001 when it cut rates another 0.50%.

The slowdown in the economy and dimmed inflation expectations was reflected in bond yields across the maturity spectrum. At December 31, 2000, the 30-year Treasury bond yielded 5.46%, down from 6.48% a year earlier. During the same timeframe, the ten-year Treasury note fell from 6.44% to 5.11% while the two-year note fell from 6.24% to 5.09%. Treasury securities were the best performing fixed income asset class in 2000, outperforming corporate bonds, particularly bonds of lower credit quality.

There were several reasons why Treasury bonds outperformed corporate bonds during the year. The first reason was due to an unusual demand for Treasury bonds brought on by the federal budget surplus, expected to top $250 billion in FY 2001, which led the U.S. Treasury to announce that they would retire bonds early as well as issue fewer new bonds in the future. The second reason was investor concern over the slowing economy and the flight to quality that ensued. Corporate profits weakened in 2000, and years of increasing leverage to buy back shares of stock began to take a toll. Meanwhile, "event" risk was a major concern, as a number of former blue-chip companies were revealed to be on shaky financial ground. As a result, the yield spread on corporate bonds over Treasury securities widened from 1.11 percentage points on December 31, 1999 to about two percentage points on December 31, 2000, the highest spread since the 1990-1991 recession.

Because of these concerns, we believe that it is very important to maintain strong credit quality in Current Income Shares. As of December 31, 2000, the portfolio's average credit quality was A-, with 46% of the portfolio receiving an A- rating or better. About 44% of the portfolio was rated BBB, while 10% was rated BB. During the period, positions were added in Chase Manhattan, an AA credit, while the portfolio benefited from a takeover of Seagram, receiving a significant premium for the securities.

We believe that the gloomy picture in early 2001 will brighten as the year progresses. The Federal Reserve Board is taking strong action to keep the economy out of a recession. Meanwhile, inflation is still subdued, with the Consumer Price Index rising a modest 3.4% during 2000 despite the surge in oil prices. As a result, corporate bonds, with their very healthy yields, should perform better on a relative basis in 2001.

On the following pages, you will find the complete portfolio of investments held by Current Income Shares on December 31, 2000 together with the financial statements for the period.

Thank you for investing in Current Income Shares, Inc.

Sincerely,

/s/ Greg Knopf

Greg Knopf, President

                           CURRENT INCOME SHARES, INC.

SCHEDULE OF INVESTMENTS at December 31, 2000
--------------------------------------------------------------------------------

 PRINCIPAL                                                             MARKET
  AMOUNT                                                               VALUE
-----------                                                         -----------
MORTGAGE BACKED OBLIGATIONS: 7.9%
$   984,858    Federal National Mortgage Association,
                 8.000%, 06/01/2030                                 $   984,560
  2,512,497    Government National Mortgage Association,
                 Pool #439463, 8.000%, 12/15/2026                     2,577,523
                                                                    -----------
TOTAL MORTGAGE BACKED OBLIGATIONS (cost $3,543,902)                   3,562,083
                                                                    -----------
U.S. TREASURY OBLIGATIONS: 2.8%
  1,140,000    U.S. Treasury Bond, 6.375%, 08/15/2027,
                 (cost $1,170,061)                                    1,265,180
                                                                    -----------
CORPORATE BONDS: 86.9%

ASSET BACKED: 0.1%
     56,050    Chase Manhattan Grantor Trust, 6.610%, 09/15/2002         56,060
                                                                    -----------
AUTO RENT & LEASE: 2.0%
  1,000,000    Hertz Corp., 7.000%, 01/15/2028                          920,158
                                                                    -----------
BANKS: 12.8%
  1,500,000    Bankers Trust Corp., 7.250%, 01/15/2003                1,523,665
    850,000    Chase Manhattan Corp., 5.750%, 04/15/2004                833,694
    500,000    FleetBoston Financial Corp., 7.125%, 04/15/2006          508,816
  1,000,000    Golden State Escrow Corp., 7.000%, 08/01/2003            963,925
  1,000,000    Korea Development Bank, 7.125%, 04/22/2004               992,500
  1,000,000    Wells Fargo Capital, 7.960%, 12/15/2026                  943,422
                                                                    -----------
                                                                      5,766,022
                                                                    -----------
CABLE & SATELITE TELEVISION: 4.6%
    500,000    Continental Cablevision, Inc., 9.500%, 08/01/2013        546,977
  1,000,000    News America Holdings, Inc., 7.750%, 02/01/2024          924,397
    600,000    Time Warner, Inc., 7.480%, 01/15/2008                    614,766
                                                                    -----------
                                                                      2,086,140
                                                                    -----------
ELECTRIC UTILITIES: 14.4%
  1,000,000    Chugach Electric Assn., Inc., 9.140%, 03/15/2022       1,087,899
  1,000,000    Cleveland Electric Illuminating Co./Toledo
                 Edison Co., 7.670%, 07/01/2004                       1,027,351
  2,000,000    Houston Industries, Inc., 9.375%, 06/01/2001           2,021,198
  1,250,000    Nevada Power Co., 6.200%, 04/15/2004                   1,218,212
  1,250,000    Orange & Rockland Utilities, Inc., 7.000%,
                 03/01/2029                                           1,165,079
                                                                    -----------
                                                                      6,519,739
                                                                    -----------
ENERGY: 5.8%
  1,000,000    Union Oil Co. of California, 9.125%, 02/15/2006        1,102,882
  1,500,000    Union Pacific Resources Group, Inc., 7.000%,
                 10/15/2006                                           1,523,586
                                                                    -----------
                                                                      2,626,468
                                                                    -----------
GAS: 6.7%
  1,000,000    Coastal Corp., 9.625%, 05/15/2012                      1,193,069
  1,000,000    KN Energy, Inc., 7.250%, 03/01/2028                      953,714
  1,000,000    Philips Petroleum Co., 7.125%, 03/15/2028                894,149
                                                                    -----------
                                                                      3,040,932
                                                                    -----------

                           CURRENT INCOME SHARES, INC.

--------------------------------------------------------------------------------

 PRINCIPAL                                                             MARKET
  AMOUNT                                                               VALUE
-----------                                                         -----------
INSURANCE: 1.5%
$ 1,000,000    Conseco Inc., 9.000%, 10/15/2006                     $   695,000
                                                                    -----------
MANUFACTURING: 5.5%
    250,000    Georgia Pacific Group, 9.875%, 11/01/2021                237,208
  1,500,000    Lockheed Martin Corp., 7.700%, 06/15/2008              1,590,279
  1,250,000    Owens-Illnois, Inc., 8.100%, 05/15/2007                  675,000
                                                                    -----------
                                                                      2,502,487
                                                                    -----------
MORTGAGE BANKERS: 2.0%
    942,244    Prudential Home Mortgage, 7.000%, 02/25/2026             898,967
                                                                    -----------
RETAIL: 7.3%
  1,000,000    Kmart Corp., 8.375%, 12/01/2004                          901,951
  1,000,000    Safeway Inc., 7.450%, 09/15/2027                         990,526
  1,500,000    Staples, Inc., 7.125%, 08/15/2007                      1,403,631
                                                                    -----------
                                                                      3,296,108
                                                                    -----------
SECURITY BROKER/DEALER: 2.3%
  1,000,000    Lehman Brothers Holdings, Inc., 8.750%, 05/15/2002     1,028,111
                                                                    -----------
SOVEREIGN & SUPRANATIONAL: 5.7%
  1,100,000    Province of Nova Scotia, 8.750%, 04/01/2022            1,323,095
  1,000,000    Province of Saskatchewan, 9.375%, 12/15/2020           1,259,159
                                                                    -----------
                                                                      2,582,254
                                                                    -----------
TELECOMMUNICATIONS: 5.3%
  1,100,000    Qwest Communications, Inc., 7.500%, 11/01/2008         1,107,785
    900,000    TCI Communications, Inc., 7.125%, 02/15/2028             802,525
    500,000    WorldCom, Inc., 7.750%, 04/01/2007                       500,846
                                                                    -----------
                                                                      2,411,156
                                                                    -----------
TRANSPORTATION: 10.9%
  1,500,000    AMR Corp., 10.000%, 04/15/2021                         1,613,766
    871,606    Continental Airlines, Inc., 6.748%, 03/15/2017           822,021
  1,393,313    General Motors Corp., 8.950%, 07/02/2009               1,476,954
  1,000,000    Norfolk Southern Corp., 7.050%, 05/01/2037             1,013,229
                                                                    -----------
                                                                      4,925,970
                                                                    -----------
TOTAL CORPORATE BONDS (cost $40,310,946)                             39,355,572
                                                                    -----------

CASH EQUIVALENTS: 0.7%

MONEY MARKET INVESTMENT: 0.7%
    295,323    Federated Prime Money Market (cost $295,323)             295,323
                                                                    -----------
TOTAL INVESTMENTS IN SECURITIES (cost $45,320,232*): 98.3%           44,478,158
Other Assets less Liabilities: 1.7%                                     763,091
                                                                    -----------
NET ASSETS: 100.0%                                                  $45,241,249
                                                                    ===========

* At December 31, 2000, the basis of investments for federal income tax purposes was the same as their cost for financial reporting purposes.
   Unrealized appreciation and depreciation were as follows:

               Gross unrealized appreciation                        $ 1,172,515
               Gross unrealized depreciation                         (2,014,589)
                                                                    -----------
               Net unrealized depreciation                          $  (842,074)
                                                                    ===========

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

STATEMENT OF ASSETS AND LIABILITIES at December 31, 2000

ASSETS
  Investments in securities, at market value (cost $45,320,232)     $44,478,158
  Receivables:
    Securities sold ............................................         10,664
    Interest ...................................................        840,465
  Prepaid expenses and other assets ............................          5,454
                                                                    -----------
      Total assets .............................................     45,334,741
                                                                    -----------

LIABILITIES
  Cash overdraft ...............................................          5,332
  Payables:
    Advisory fees ..............................................         11,412
    Administration fees ........................................            742
    Custody fees ...............................................            370
  Accrued expenses .............................................         75,636
                                                                    -----------
      Total liabilities ........................................         93,492
                                                                    -----------

  NET ASSETS ...................................................    $45,241,249
                                                                    ===========

NET ASSET VALUE PER COMMON SHARE
  ($45,241,249 / 3,673,334 shares outstanding) .................    $     12.32
                                                                    ===========

COMPONENTS OF NET ASSETS
  Common shares ($1.00 par value with 25,000,000 shares
    authorized, 3,673,334 shares issued and outstanding) .......    $ 3,673,334
  Paid-in capital in excess of par value .......................     42,977,827
  Undistributed net investment income ..........................          1,694
  Accumulated net realized loss on investments .................       (569,532)
  Net unrealized depreciation on investments ...................       (842,074)
                                                                    -----------
    Net assets .................................................    $45,241,249
                                                                    ===========

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

STATEMENT OF OPERATIONS For the Year Ended December 31, 2000
--------------------------------------------------------------------------------

NET INVESTMENT INCOME
  Income
    Interest ...................................................    $ 3,494,271
                                                                    -----------
  Expenses
    Advisory fees ..............................................        148,713
    Administration fees ........................................         55,649
    Fund accounting fees .......................................         18,549
    Legal fees .................................................         62,939
    Audit fees .................................................         40,435
    Transfer agent fees ........................................         42,988
    Reports to shareholders ....................................         38,143
    Directors' fees and expenses ...............................         29,634
    Franchise Taxes ............................................          9,120
    Custody fees ...............................................          4,410
    Miscellaneous ..............................................         18,887
                                                                    -----------
      Total expenses ...........................................        469,467
                                                                    -----------
        NET INVESTMENT INCOME ..................................      3,024,804
                                                                    -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
  Realized loss from securities transactions:
    Proceeds from sales ........................    $ 4,569,333
    Cost of securities sold ....................     (4,626,939)
                                                    -----------
      Net realized loss on investments .........................        (57,606)

Unrealized appreciation (depreciation) on investments:
  Beginning of year ............................     (1,218,485)
  End of year ..................................       (842,074)
                                                    -----------
      Net unrealized appreciation on investments ...............        376,411
                                                                    -----------
      Net realized and unrealized gain on investments ..........        318,805
                                                                    -----------
        NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS ...    $ 3,343,609
                                                                    ===========

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                               YEAR ENDED         YEAR ENDED
                                           DECEMBER 31, 2000   DECEMBER 31, 1999
                                           -----------------   -----------------
INCREASE (DECREASE) IN NET ASSETS FROM:

OPERATIONS
  Net investment income                       $ 3,024,804         $ 3,018,901
  Net realized loss on investments                (57,606)           (206,277)
  Net unrealized appreciation
    (depreciation) on investments                 376,411          (4,380,464)
                                              -----------         -----------
    NET INCREASE (DECREASE) IN NET ASSETS
      RESULTING FROM OPERATIONS                 3,343,609          (1,567,840)
                                              -----------         -----------

DISTRIBUTIONS TO SHAREHOLDERS
  From net investment income                   (3,030,501)         (3,012,134)
                                              -----------         -----------
    TOTAL INCREASE (DECREASE) IN NET ASSETS       313,108          (4,579,974)

NET ASSETS
  Beginning of year                            44,928,141          49,508,115
                                              -----------         -----------
  END OF YEAR                                 $45,241,249         $44,928,141
                                              ===========         ===========

Undistributed net investment income           $     1,694         $     7,391
                                              ===========         ===========

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

FINANCIAL HIGHLIGHTS For a capital share outstanding throughout each year
--------------------------------------------------------------------------------

                                                   YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------
                                      2000       1999       1998       1997       1996
                                     -------    -------    -------    -------    -------
Net asset value, beginning of year   $12.231    $13.478    $13.401    $13.052    $13.644

INCOME FROM INVESTMENT OPERATIONS:
  Net investment income ..........     0.823      0.822      0.830      0.849      0.827
  Net realized and
    unrealized gain (loss)
    on investments ...............     0.087     (1.249)     0.077      0.350     (0.539)
  Total from investment
    operations ...................     0.910     (0.427)     0.907      1.199      0.288

LESS DISTRIBUTIONS:
  From net investment
    income .......................    (0.825)    (0.820)    (0.830)    (0.850)    (0.880)
  Net asset value, end
    of year ......................   $12.316    $12.231    $13.478    $13.401    $13.052
                                     =======    =======    =======    =======    =======
  Market value, end
    of year ......................   $11.125    $10.000    $12.313    $12.188    $11.375
  Total investment return* .......     20.44%    (12.44%)     8.05%     15.33%      3.54%

RATIOS/SUPPLEMENTAL DATA:
  Net assets, end of
    year (millions) ..............   $  45.2    $  44.9    $  49.5    $  49.2    $  47.9
  Ratio of expenses to
    average net assets ...........      1.05%      0.93%      0.91%      0.95%      1.00%
  Ratio of net investment
    income to average
    net assets ...................       6.8%       6.4%       6.2%       6.5%       6.3%

  Portfolio turnover rate ........     10.56%     18.82%     13.23%     52.10%     62.86%

----------
* Total return based on market value per share, adjusted for reinvestment of dividends.

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION

     Current Income Shares, Inc. (the "Company") is registered under the Investment Act of 1940, as amended, as a diversified, closed-end management investment company. The company was incorporated on November 15, 1972, and began operations on March 27, 1973. The primary investment objective of the Company is to seek a high level of income for its shareholders consistent with investment in a diversified portfolio in which marketable securities considered by management to be of high quality will predominate. To achieve this objective, the Company invests primarily in a portfolio of fixed income securities.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies consistently followed by the Company. These policies are in conformity with accounting principles generally accepted in the United States of America.

     A. SECURITY VALUATION. Securities listed or traded on a national securities exchange are valued at the last reported sales price at the close of regular trading on each day that the exchange is open for trading; securities traded in the over-the-counter market and listed securities for which no sales were reported on that date are valued at the most recent bid price.

     B. FEDERAL INCOME TAXES. The Company intends to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income and net capital gains to its shareholders. Therefore, no federal income tax provision is required.

     C. SECURITY TRANSACTIONS, INTEREST INCOME AND DISTRIBUTIONS. Security transactions are accounted for on the trade date. Distributions to shareholders are recorded on the ex-dividend date and interest income is recorded on the accrual basis. Purchased discounts and premiums on securities held are accreted or amortized to interest income over the life of each security using a method which approximates the effective interest method. Realized gains and losses are computed using the specific cost of the securities sold.

     D. USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                          CURRENT INCOME SHARES, INC.

NOTE 3 - COMMITMENTS AND OTHER RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

     HighMark Capital Management, Inc., (the "Adviser") a subsidiary of UnionBanCal Corp., provides the Company with investment management services under an Investment Advisory Agreement. The Adviser furnishes all investment advice, office space, facilities, and most of the personnel needed by the Company. As compensation for its advisory services, the Adviser was entitled to a monthly fee at the annual rate of 0.30% based upon the average daily net assets of the Company for the period March 1, 2000 to December 31, 2000. Prior to March 1, 2000, the Adviser received 0.50% of the Company's average daily net assets for management and advisory services. For the year ended December 31, 2000, the Company paid $148,713 to the Adviser. Shareholders approved the amended and restated investment advisory agreement between the Company and the Adviser at a shareholder meeting held on May 11, 2000.

     Union Bank of California, N.A. a subsidiary of UnionBanCal Corp., acts as custodian ("the Custodian") for the Company. Fees for the custodian are being paid on the basis of net assets of the Company.

     Investment Company Administration, L.L.C. (the "Administrator") acts as the Company's administrator under an Administration Agreement commencing March 1, 2000. The Administrator prepares various federal and state regulatory filings, reports and returns for the Company; prepares reports and materials to be supplied to the directors; monitors the activities of the Company's custodian, transfer agent and accountants; coordinates the preparation and payment of Company expenses and reviews the Company's expense accruals. For its services, the Administrator receives a monthly fee at the annual rate of 0.15% based upon the average net assets of the Company. From the period from March 1, 2000 to December 31, 2000, the Fund incurred $55,649 in Administration fees. Services provided by the Administrator were provided by the Adviser prior to March 1, 2000.

     Computershare Investor Services, L.L.C., acts as the Transfer Agent and provides Dividend Reinvestment Plan services to the Company.

NOTE 4 - PURCHASES AND SALES OF SECURITIES

     The cost of purchases and the proceeds from the sale of securities, excluding U.S. Government Obligations and short-term investments, for the year ended De-cember 31, 2000, were $4,625,156 and $4,579,169, respectively. The cost of purchases from U.S. Government Obligations were $999,688.

                    CURRENT INCOME SHARES, INC.

--------------------------------------------------------------------------------

     The Company had capital loss carryforwards at December 31, 2000, that can be used to offset future capital gains.

                                                   EXPIRING DECEMBER 31,
                                         ---------------------------------------
                                           2004      2005       2007      2008
                                         --------   -------   --------   -------
Capital Loss Carryovers                  $208,814   $96,836   $206,276   $57,606

NOTE 5 - UNAUDITED QUARTERLY RESULTS OF OPERATIONS

  The following is a summary of unaudited quarterly results of operations:

                                                            NET REALIZED AND
                                    DISTRIBUTED NET       UNREALIZED GAIN (LOSS)
                                   INVESTMENT INCOME          ON INVESTMENT
                     INVESTMENT   --------------------   -----------------------
                       INCOME      AMOUNT    PER SHARE     AMOUNT      PER SHARE
                      --------    --------   ---------   -----------   ---------
Three months ended:
March 31, 2000        $713,288    $734,667    $0.200     $   (16,035)   $(0.004)
June 30, 2000          862,515     734,667     0.200        (696,364)    (0.190)
September 30, 2000     762,431     771,400     0.210         484,985      0.132
December 31, 2000      714,155     789,767     0.215         546,219      0.149
March 31, 1999        $751,233    $734,667    $0.200     $(1,574,150)   $(0.429)
June 30, 1999          749,565     734,667     0.200      (1,498,065)    (0.408)
September 30, 1999     758,851     734,667     0.200        (570,902)    (0.155)
December 31, 1999      759,252     808,133     0.220        (943,624)    (0.257)

NOTE 6 - DIVIDEND REINVESTMENT PLAN

     The Company maintains a Dividend Reinvestment Plan (the "Plan") in which shareholders may participate. The Plan is offered through Computershare Investor Services, L.L.C. (the "Agent"). Under the Plan, the Agent uses dividends and other cash distributions from the Company to purchase additional shares of Company common stock in the open market for Plan participants. Participants may also make certain cash contributions to the Plan. Further information regarding the Plan may be obtained in writing to the Agent at: Computershare Investor Services, L.L.C., 311 West Monroe Street (11th Floor), Chicago, IL 60606, or calling (877) 588-4147.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Current Income Shares, Inc.

We have audited the accompanying statement of assets and liabilities of Current Income Shares, Inc. (the "Company"), including the schedule of investments, as of December 31, 2000, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the four years in the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The Company's financial highlights for the year ended December 31, 1996 was audited by other auditors whose report dated January 31, 1997, expressed an unqualified opinion on such financial highlights.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Current Income Shares, Inc. as of December 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the selected financial highlights for each of the four years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, CA
February 8, 2001

                           CURRENT INCOME SHARES, INC.

DIRECTORS AND OFFICERS

  WILLARD H. ALTMAN, Director
  CLARK R. GATES, Director
  KATHLEEN KELLOGG, Director and Chairperson
  MICHAEL L. NOEL, Director
  ROBERT M. WHITLER, Director
  R. GREGORY KNOPF, President
  E. JACK MONTGOMERY, Vice President and Portfolio Manager
  GEORGE SAPP, Treasurer
  RITA DAM, Secretary

AUDIT COMMITTEE

  WILLARD H. ALTMAN, Chairman
  KATHLEEN KELLOGG
  MICHAEL L. NOEL
  ROBERT M. WHITLER

INDEPENDENT AUDITORS

  DELOITTE & TOUCHE LLP

NYSE SYMBOL
  "CUR"

                                     Adviser
                        HIGHMARK CAPITAL MANAGEMENT, INC.
                         475 Sansome Street. 14th Floor
                             San Francisco, CA 94111

                             Company Mailing Address
                           CURRENT INCOME SHARES, INC.
                         445 S. Figueroa St., Suite 306
                              Los Angeles, CA 90071
                                 (888) 465-2825

                                    Custodian
                            UNION BANK OF CALIFORNIA
                         475 Sansome Street. 15th Floor
                             San Francisco, CA 94111

                                 Transfer Agent
                     COMPUTERSHARE INVESTOR SERVICES, L.L.C.
                          311 W. Monroe St., 11th Floor
                                Chicago, IL 60606

                                  Legal Counsel
                             ROY W. ADAMS, JR., ESQ.
                       1040 Country Club Drive, Suite 135
                                Moraga, CA 94556

This report is intended for the shareholders of the Fund and may not be used as sales literature.

Past performance results shown in this report should not be considered a representation of future performance. Share price and returns will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are dated and subject to change.